Issuer Free Writing Prospectus, dated February 15, 2022
Filed Pursuant to Rule 433 of the Securities Act of 1933
Registration Statement No. 333-261623

Bristol-Myers Squibb Company
Pricing Term Sheet
February 15, 2022

$1,750,000,000 2.950% Notes due 2032 (the “2032 Notes”)
$1,250,000,000 3.550% Notes due 2042 (the “2042 Notes”)
$2,000,000,000 3.700% Notes due 2052 (the “2052 Notes”)
$1,000,000,000 3.900% Notes due 2062 (the “2062 Notes”)

This pricing term sheet supplements the prospectus supplement issued by Bristol-Myers Squibb Company on February 15, 2022 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated December 13, 2021 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

$1,750,000,000 2.950% Notes due 2032

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,750,000,000
Trade Date:	February 15, 2022
Settlement Date*:	March 2, 2022 (T+10)
Maturity Date:	March 15, 2032
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.637% of principal amount
Yield to Maturity:	2.992%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2022
Record Dates:	March 1 and September 1
Coupon:	2.950% annually, accruing from and including March 2, 2022
Spread to Benchmark Treasury:	95 bps
Benchmark Treasury:	UST 1.875% due February 15, 2032
Benchmark Treasury Price and Yield:	98-16; 2.042%
Par Call Date:	On or after December 15, 2031
Make-Whole Call:	T+15 bps
Underwriting Discount:	0.450%
CUSIP / ISIN:	110122 DU9 / US110122DU92

$1,250,000,000 3.550% Notes due 2042

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,250,000,000
Trade Date:	February 15, 2022
Settlement Date*:	March 2, 2022 (T+10)
Maturity Date:	March 15, 2042
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.658% of principal amount
Yield to Maturity:	3.574%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2022
Record Dates:	March 1 and September 1
Coupon:	3.550% annually, accruing from and including March 2, 2022
Spread to Benchmark Treasury:	115 bps
Benchmark Treasury:	UST 2.000% due November 15, 2041
Benchmark Treasury Price and Yield:	93-12; 2.424%
Par Call Date:	On or after September 15, 2041
Make-Whole Call:	T+20 bps
Underwriting Discount:	0.750%
CUSIP / ISIN:	110122 DV7 / US110122DV75

$2,000,000,000 3.700% Notes due 2052

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$2,000,000,000
Trade Date:	February 15, 2022
Settlement Date*:	March 2, 2022 (T+10)
Maturity Date:	March 15, 2052
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.567% of principal amount
Yield to Maturity:	3.724%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2022
Record Dates:	March 1 and September 1
Coupon:	3.700% annually, accruing from and including March 2, 2022
Spread to Benchmark Treasury:	135 bps
Benchmark Treasury:	UST 1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	89-12+; 2.374%
Par Call Date:	On or after September 15, 2051
Make-Whole Call:	T+25 bps
Underwriting Discount:	0.800%
CUSIP / ISIN:	110122 DW5 / US110122DW58

$1,000,000,000 3.900% Notes due 2062

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,000,000,000
Trade Date:	February 15, 2022
Settlement Date*:	March 2, 2022 (T+10)
Maturity Date:	March 15, 2062
Current Issuer Ratings**:	A2 (stable) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.516% of principal amount
Yield to Maturity:	3.924%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2022
Record Dates:	March 1 and September 1
Coupon:	3.900% annually, accruing from and including March 2, 2022
Spread to Benchmark Treasury:	155 bps
Benchmark Treasury:	UST 1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	89-12+; 2.374%
Par Call Date:	On or after September 15, 2061
Make-Whole Call:	T+25 bps
Underwriting Discount:	0.800%
CUSIP / ISIN:	110122 DX3 / US110122DX32

Joint Book-Running Managers:
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Co-Managers:
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
AmeriVet Securities, Inc.
CAVU Securities, LLC
R. Seelaus & Co., LLC

*
We expect that delivery of the Notes will be made against payment therefor on March 2, 2022, which will be the tenth business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**
These issuer ratings are not a recommendation to buy, sell or hold the Notes. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating. No report of any rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526 or Wells Fargo Securities, LLC at 1-800-645-3751.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.